Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”), effective as of July 8, 2016 (the “Effective Date”), is by and between Cascadian Therapeutics, Inc. (the “Disclosing Party”) and Seattle Genetics, Inc. (the “Recipient”).

WHEREAS, in connection with the Recipient’s consideration of a possible negotiated acquisition of the Disclosing Party by the Recipient (the “Transaction”), the Recipient may request certain information concerning the Disclosing Party which is non-public, confidential, or proprietary in nature; and

WHEREAS, the Disclosing Party wishes to protect and preserve the confidentiality of such information.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. For purposes of this Agreement, the following terms have the following meanings:

(a) The term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall be deemed to include any Person that becomes an affiliate of the Recipient or the Disclosing Party, as applicable, after the Effective Date.

(b) “Evaluation Material” means all information, data, documents, agreements, files and other materials, whether disclosed orally, acquired by inspection of tangible objects, or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the Disclosing Party or its Representatives after the date hereof, including, without limitation, all analyses, compilations, reports, forecasts, studies, samples and other documents prepared by or for the Recipient to the extent they contain or otherwise reflect or are generated from such information, data, documents, agreements, files or other materials. The term “Evaluation Material” as used herein does not include information that: (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by the Recipient or its Representatives in violation of this Agreement); (ii) is or becomes available to the Recipient or its Representatives from a source other than the Disclosing Party or its Representatives, provided that such source, to Recipient’s knowledge after reasonable Inquiry, is not bound by a confidentiality agreement regarding such information with the Disclosing Party; (iii) has been Independently acquired or developed by the Recipient or its Representatives without violating any of the Recipient’s obligations under this Agreement; or (iv) was known by the Recipient or its Representatives prior to the Effective Date, without an obligation to maintain its confidentiality, for purposes other than the Recipient’s evaluation, negotiation, pursuit or consummation of the Transaction.

(c) “Person” shall likewise be broadly interpreted to include, without limitation, the media and any individual, partnership (whether general or limited), limited liability company, corporation, association, trust, members of joint venture entities or other entity.

(d) “Representatives” means, as to any Person, such Person’s affiliates, and its and their respective directors, officers, employees, managing members, general partners, agents, consultants and other advisors (including attorneys, financial advisors and accountants).

Other terms not specifically defined in this Section 1 shall have the meanings given them elsewhere in this Agreement.

2. The Recipient shall keep the Evaluation Material strictly confidential and shall not use the Evaluation Material for any purpose other than to evaluate, negotiate, pursue and consummate the Transaction. The Recipient shall not disclose or permit its Representatives to disclose any Evaluation Material except: (a) in accordance with Section 6, (b) to its Representatives, to the extent reasonably necessary to permit such Representatives to assist the Recipient in evaluating, negotiating, pursuing and consummating the Transaction; provided, that the Recipient shall cause each such Representative to be bound by the terms of this Agreement to the same extent as if they were parties hereto and the Recipient shall be responsible for any breach of this Agreement by any of its Representatives, or (c) with the prior written consent of the Disclosing Party.

3. Except for such disclosure as is necessary not to be in violation of any applicable law, regulation, order or other similar requirement of any governmental, regulatory or supervisory authority or any national securities exchange on which equity securities of the Recipient or the Disclosing Party are traded, neither party shall, and neither party shall permit any of its Representatives to, without the prior written consent of the other party, disclose to any Person: (a) the fact that the Evaluation Material has been made available to the Recipient or that it has received or inspected any portion of the Evaluation Material, (b) the existence or contents of this Agreement, (c) the fact that Investigations, discussions or negotiations are taking or have taken place concerning the Transaction, including the status thereof, or (d) any terms, conditions or other matters directly pertaining to the Transaction (clauses (a)-(d), “Transaction Information”); provided that disclosure regarding Transaction information may be made if and to the extent (i) such disclosure, on advice of a party’s counsel, is necessary to avoid a violation of applicable laws or stock exchange rules and (ii) the party wishing to make such disclosure gives the other party prior written notice of the information to be disclosed and, to the extent practicable and permitted under applicable laws or stock exchange rules, prior opportunity to review and comment on such disclosure. As used herein, the term “disclose” shall be broadly interpreted to include any discussions with the media or any other Person that would reasonably be expected to lead such Person to believe that a Transaction might be occurring.

4. Recipient will not, and will cause its Representatives not to, initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee or agent of the Disclosing Party regarding the Disclosing Party’s business, operations, prospects or finances, except for those officers identified to the Recipient by the Disclosing Party or otherwise with the express permission of the Disclosing Party.

5. The Recipient understands and agrees that none of the Disclosing Party or its Representatives: (a) have made or make any representation or warranty hereunder, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (b) shall have any liability hereunder to the Recipient or Its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. The parties agree that unless and until a definitive agreement between the Disclosing Party and Recipient has been executed and delivered with respect to the Transaction (except for the matters specifically agreed to in this Agreement), neither party will be under any legal obligation of any kind whatsoever with respect to the Transaction, Including any obligation to (i) consummate a Transaction, (ii) conduct or continue discussions or negotiations, or (iii) enter into or negotiate a definitive agreement. The Disclosing Party reserves the right, in its sole discretion, to reject any and all proposals made by the Recipient or on its behalf with regard to the Transaction, to terminate discussions and negotiations with the Recipient at any time and to enter into any agreement with any other Person without notice to the Recipient or any of its Representatives, at any time and for any reason or no reason.

6. If the Recipient or any of its Representatives is required, on the advice of the Recipient’s counsel, to disclose any Evaluation Material (other than Transaction Information), by law, regulation, legal or regulatory process or securities exchange rule, the Recipient shall (a) in advance of such disclosure provide the Disclosing Party with prompt notice of such requirement(s) unless prohibited by applicable law, regulation, legal or regulatory process or securities exchange rule, (b) take all commercially reasonable steps to preserve the privileged nature and confidentiality of the Evaluation Material, including requesting that the Evaluation Material not be disclosed to parties not subject to this Agreement or the public, (c) to the extent legally permissible, provide the Disclosing Party, in advance of any such disclosure, with a list of all Evaluation Material the Recipient or such Representative intends to disclose (and, if applicable, the text of the disclosure language itself), and (d) reasonably cooperate with the Disclosing Party, at the Disclosing Party’s sole cost and expense, to obtain an appropriate protective order or other remedy. In the event that such protective order or other remedy is not obtained, the Recipient (or such other persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, on the advice of the Recipient’s counsel, is legally required or advisable to be disclosed and, upon the Disclosing Party’s request, use its reasonable efforts to obtain assurances that confidential treatment will be accorded to such information. No such disclosure shall relieve the Recipient of any of its obligations under this Agreement.

7. Notwithstanding anything to the contrary contained herein, without the prior written consent of the Disclosing Party, the Recipient agrees that neither the Recipient nor any of its Representatives will disclose any Evaluation Material to any actual or potential sources of financing, other than bona fide third party lenders who are or may be engaged to provide debt financing to Recipient or its affiliates.

8. At any time upon the Disclosing Party’s written request, the Recipient will (and will cause its Representatives to) promptly destroy all copies of the Evaluation Material, including any notes relating thereto, without retaining any copy thereof, including, to the extent possible, expunging all such Evaluation Material from any computer, word processor or other device containing such information. Notwithstanding the foregoing, the Recipient may retain one copy in its electronic backup files. If requested by the Disclosing Party, an appropriate officer of the Recipient will certify to the Disclosing Party that all such material has been so destroyed by the Recipient and its Representatives. Notwithstanding the destruction of Evaluation Material, the Recipient and its Representatives shall continue to be bound by their obligations of confidentiality and other obligations hereunder.

9. For a period of one year from the Effective Date, neither the Recipient nor any of its controlled affiliates shall, without the prior written consent of the Disclosing Party, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of the Disclosing Party) (i) any executive officer of the Disclosing Party or (ii) any individual in charge of a principal business unit, division or function of the Disclosing Party (which, for the avoidance of doubt, shall include executive officers of the Disclosing Party’s material controlled affiliates) (x) with whom the Recipient or its Representatives has had contact during the process contemplated by this Agreement, (y) who (or whose performance) became known to the Recipient or its Representatives in connection with the process contemplated by this Agreement or (z) about whom the Disclosing Party has provided the Recipient or Its Representatives with substantive, nonpublic information pursuant to this Agreement; provided, however, that the foregoing provision will not prevent the Recipient or its controlled affiliates from hiring any such person (A) who contacts the Recipient or its controlled affiliates in response to a bona fide public advertisement for employment placed by the Recipient or its controlled affiliates and not specifically targeted at the employees of the Disclosing Party or its controlled affiliates, (B) who has been terminated by the Disclosing Party or its affiliates or both In the case of dual employment, except for any such person who is otherwise known by the Recipient or its Representatives to be subject to a relevant non-competition obligation to the Disclosing Party or its subsidiaries, (C) who has not been employed by the Disclosing Party or its affiliates during the six months preceding any such action by the Recipient or its affiliates, except for any such person who is otherwise known by the Recipient or its Representatives to be subject to a relevant non-competition obligation to the Disclosing Party or its subsidiaries, or (D) who contacted the Recipient or its affiliates of his or her own Initiative, prior to the date hereof, with respect to employment by the Recipient or its affiliates.

10. In consideration for being furnished with the Evaluation Material, unless approved in advance in writing by the board of directors of the Disclosing Party, the Recipient agrees that neither it nor any of its Representatives acting on behalf of or in concert with the Recipient (or any of its Representatives) will, during the Standstill Period, directly or indirectly:

(a) make any statement or proposal to the board of directors of the Disclosing Party, any of the Disclosing Party’s Representatives or any of the Disclosing Party’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (Including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Disclosing Party or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Disclosing Party or any of its subsidiaries, (iii) any acquisition of any of the Disclosing Party’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Disclosing Party’s loans, debt securities, equity securities or assets, (iv) any proposal to seek representation on the board of directors of the Disclosing Party or otherwise seek to control or influence the management, board of directors or policies of the Disclosing Party, or (v) any request or proposal to waive, terminate or amend the provisions of this Agreement;

(b) instigate, encourage or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (a) above;

(c) take any action which would reasonably be expected to require the Disclosing Party or any of its affiliates to make a public announcement regarding any of the actions set forth in clause (a) above; or

(d) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of the Disclosing Party or any of its subsidiaries, or rights or options to acquire interests in any of the Disclosing Party’s loans, debt securities, equity securities or assets, except that Recipient may beneficially own up to 1% of each class of the Disclosing Party’s outstanding loans, debt securities and equity securities and may own an amount in excess of such percentage solely to the extent resulting exclusively from actions taken by the Disclosing Party.

“Standstill Period”, for purposes of this Agreement, shall mean a period of 12 months following the date of this Agreement; provided, however, that the Standstill Period shall terminate automatically upon (i) any Person (A) becoming the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of 20% or more of the outstanding equity securities of the Disclosing Party entitled to vote in the normal course in the election of the board of directors (“Equity Securities”) or (B) commencing or publicly announcing an intention to commence a tender or exchange offer that, if consummated, would make such Person (or any of its affiliates) the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of 20% or more of the Equity Securities or (ii) the Disclosing Party entering into a definitive agreement with a third party to effectuate (A) a sale of 20% or more of the consolidated assets of the Disclosing Party and its wholly owned subsidiaries or (B) a transaction (i) that, in whole or in part, requires the approval of the Disclosing Party’s stockholders and, (ii) in which, based on information publicly available at the time of announcement of the entering into of such agreement, the holders of the Equity Securities of the Disclosing Party prior to such transaction will not own, immediately following such transaction, at least 80% of the Equity Securities of either (x) the corporation resulting from such transaction (the “Surviving Corporation”), or (y), if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of all of the outstanding Equity Securities of the Surviving Corporation.

The foregoing restrictions shall not apply to any of the Recipient’s Representatives effecting or recommending transactions in securities (A) in the ordinary course of its business as an investment advisor, broker, dealer in securities, market maker, specialist or block positioner and (B) not at the direction or request, directly or indirectly, of the Recipient or any of its affiliates. Notwithstanding anything contained herein to the contrary, the Recipient shall not be prohibited from making any private proposal to the board of directors of the Disclosing Party that would not require a public announcement by the Disclosing Party. Further, in the event this Section 10 is no longer in effect, nothing in this Agreement is intended to preclude the use of any Evaluation Material in pursuing any competing transaction or the use of any Evaluation Material or Transaction information that is required to be included in any public disclosure document in connection therewith.

11. The parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by the Recipient and that in addition to all other remedies it may be entitled to, each party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. Each party agrees that it will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with the moving party’s seeking or obtaining such relief.

12. To the extent that any Evaluation Material includes materials subject to the attorney-client privilege, the Disclosing Party is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Evaluation Material (including Evaluation Material related to pending or threatened litigation) to the Recipient or any of its Representatives.

13. This Agreement shall continue for a period of two years after the Effective Date.

14. The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Evaluation Material to which the Recipient or any of its Representatives is granted access in connection with the evaluation, negotiation, pursuit or consummation of the Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that its confidentiality obligations with respect to Evaluation Material remain governed by this Agreement and may not be modified except by a written agreement that is hereafter executed by each of the parties hereto.

15. This Agreement shall be governed by the laws of the State of Delaware.

16. This Agreement sets forth the entire agreement regarding the Evaluation Material, and supersedes all prior negotiations, understandings and agreements. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. The parties agree to accept and be bound by facsimile or electronically transmitted (e.g., in .pdf, .jpg or .tiff format) copies of this Agreement and its counterparts and any document so transmitted is shall have the same binding effect as a manually executed original. Facsimile signatures, signatures on an electronic image (such as .pdf, .jpg or .tiff format), and electronic signatures are deemed to be original. No provision of this Agreement may be modified, waived or changed except by a writing signed by the parties hereto.

17. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provision as applied to other Persons, places or circumstances shall remain in full force and effect.

18. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the non-assigning party. Any purported assignment without such consent shall be void and unenforceable. Any purchaser of the Disclosing Party or all or substantially all of the assets of the Disclosing Party shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

SEATTLE GENETICS, INC.

By:	/s/ Natasha A. Hernday
Name:	Natasha A. Hernday
Title:	VP Business Development

CASCADIAN THERAPEUTICS, INC.

By:	/s/ Scott Myers
Name:	Scott Myers
Title:	CEO

[Signature Page to Confidentiality Agreement]